UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) October 28, 2005

SBA Communications Corporation

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

000-30110	65-0716501
(Commission File Number)	(IRS Employer Identification No.)

5900 Broken Sound Parkway N.W. Boca Raton, Florida	33487
(Address of Principal Executive Offices)	(Zip Code)

(561) 995-7670

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

In compliance with Regulation FD, SBA Communications Corporation (the “Company”) is releasing the information set forth below regarding the portion of its present tower portfolio which consists of 1,714 tower sites which are or will be owned by one of its subsidiaries (the “Subsidiaries Tower Portfolio”). The composition and characteristics of the Company’s tower portfolio as a whole may be materially different from the composition and characteristics of the Subsidiaries Tower Portfolio described below. No extrapolation or comparison to the Company’s tower portfolio as a whole should be made from the information provided below.

•	Annualized run rate revenue per tower in the Subsidiaries Tower Portfolio is $53,194(1).

•	Annualized run rate tower cash flow per tower in the Subsidiaries Tower Portfolio is $41,380(2).

•	Annualized run rate net cash flow per tower in the Subsidiaries Tower Portfolio is: $35,318(3).

•	Weighted average remaining ground lease term, including renewal options, for sites in the Subsidiaries Tower Portfolio is 30 years.

•	Weighted average remaining tenant lease term for sites in the Subsidiaries Tower Portfolio is 20.7 years including renewal options exercisable by the tenants and 3.0 years excluding renewal options.

Note: All data set forth above for the Subsidiaries Tower Portfolio is as of July 31, 2005.

(1)	Annualized run rate revenue is the net annualized rent payable by lessees for occupancy of a tower as of July 31, 2005.

(2)	Annualized run rate tower cash flow is defined as annualized run rate revenue minus direct cash operating cost net of maintenance capex and management fee.

(3)	Annualized run rate net cash flow is the annualized run rate revenue for such site as of such date (including site maintenance fees paid, license and easement fees and similar fees and revenues) less the sum of: (i) current year annual real and property taxes (including payments in lieu of taxes), current year annual insurance expense and ground lease payments (if any) with respect to such site, and amounts payable to a third party owner under a site management agreement, if applicable, (ii) trailing 12 month expenses in respect of such site for maintenance (including maintenance capex), utilities, licenses and permits (excluding portfolio support personnel), and (iii) a management fee equal to 10% of the annualized run rate revenue for such site.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 28, 2005	SBA COMMUNICATIONS CORPORATION

	By:	/s/ ANTHONY J. MACAIONE
Anthony J. Macaione Chief Financial Officer